Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 26, 2025

OceanPal Inc.
Pendelis 26
175 64 Palaio Faliro
Athens, Greece

Re: OceanPal Inc.

Ladies and Gentlemen:

We have acted as counsel to OceanPal Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including the prospectus contained therein, as filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”), and as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to an aggregate of 108,497,010 shares of common stock, $0.01 per share, of the Company (the “Shares”) and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Amended and Restated Stockholders Rights Agreement, dated October 27, 2025 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent, to be offered by the selling shareholders named therein (the “Selling Shareholders”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) certain memoranda of agreements entered into between the Company and the respective Selling Shareholders, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and the Preferred Stock Purchase Rights, when issued and delivered pursuant to the Rights Agreement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP